Novoste Corporation                                               Exhibit 10.24

August 11, 1999

Dr. Raoul Bonan
9451 Cote St-Louis
Mirabel
Quebec, Canada J0N 1S0

Dear Raoul:

      You have indicated to me that you desire to return to Montreal to engage in the practice of medicine but desire to continue to serve us on a part-time basis. We are thrilled that you will be able to continue to make such a commitment to us. This letter is intended to set forth our mutual agreement as to your continued employment.

      You will become a part-time employee, commencing September 1, 1999 for a one-year term. Your title will continue to be Vice President of Clinical Affairs & Medical Officer, and you will report directly to the President. You will have no direct reports. You will work on our behalf one week per month. Your responsibilities will be defined by the President and include but not be limited to serving as Chairman of the Quality Review Board. Further, we agree that you may perform your responsibilities at our facilities or at any other place considered mutually appropriate by us. Your work may require travel.

      We will pay you $70,000, plus expenses, for the services rendered by you during the term, payable in accordance with our normal bi-weekly payroll periods, or $2,692.31 per pay period, less applicable withholdings and deductions. You will not be eligible to participate either in the 1999 or 2000 Company Bonus Incentive Plan, and as a part-time employee you are not eligible for insurance or pension benefits.

      Obviously, your continued employment at Novoste, even on a part-time basis, is subject to your receipt of proper work authorization from the Immigration and Naturalization Service and your continuing to be in good standing in your profession. Novoste will continue to assist you with the renewal of your temporary visa (TN visa) as long as appropriate for employment at Novoste. Part-time employment status will preclude your receiving permanent work authorization in this country (green card).


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Dr. Raoul Bonan                     August 11, 1999                     Page Two

      The terms of your employment agreement dated April 17, 1998, except as modified by this agreement, and the following agreements you have with us will continue in full force and effect.

o     Confidentiality and Arbitration Agreement
o     Unfair Competition and Non-Solicitation Agreement
o Patent Agreement (as modified by Section 4 of your April 17, 1999 employment agreement, which provision will survive termination of that employment agreement)
o     Conflict of Interest Agreement
o     Business Conduct Agreement.

      We are proud of our association with you as a representative of Novoste Corporation and look forward to a continued mutually beneficial relationship.

Best regards,

William A. Hawkins
President & CEO

Accepted:

-------------------------                          --------------------
Dr. Raoul Bonan


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